Exhibit 99.2

MACRO INTERNATIONAL, INC.

Consolidated Interim Financial Statements

(Unaudited)

Three Months Ended March 31, 2009 and 2008

MACRO INTERNATIONAL, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2009	March 31, 2008
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$75	121
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $127, respectively	17,497	13,705
Unbilled services	19,063	20,183
Prepaid expenses	791	998
Deferred income taxes	1,168	965

Total current assets	38,594	35,972
Property and equipment, net	5,641	6,355
Goodwill	40,768	40,800
Intangible assets, net	37,037	41,698

	$122,040	124,825

Liabilities and Net Parent Investment in Macro International, Inc.
Current liabilities:
Accounts payable	3,337	5,367
Accrued payroll expenses	8,267	6,969
Accrued expenses	1,507	2,549
Deferred revenue	2,574	1,743

Total current liabilities	15,685	16,628

Long-term debt due to Parent	57,646	54,160
Deferred income taxes	13,623	15,222
Other liabilities	1,138	987
Net Parent investment in Macro International, Inc.
Net transactions with Parent	26,218	33,697
Retained earnings	7,730	4,131

Net Parent investment in Macro International, Inc.	33,948	37,828

	$122,040	124,825

See accompanying notes to consolidated financial statements.

2

MACRO INTERNATIONAL, INC.

Consolidated Statements of Operations

Three months ended March 31, 2009 and 2008

(Unaudited)

	2009	2008
	(In thousands)
Net sales	$35,440	37,944

Costs and expenses:
Cost of goods and services	25,735	27,763
Selling, general and administrative	5,963	5,685
Depreciation and amortization of operating assets	738	738
Amortization of intangible assets	1,165	1,165

Total operating costs and expenses	33,601	35,351

Operating income	1,839	2,593

Other expenses, net:
Interest expense	(872)	(873)
Other income	2	17

Other expense, net	(870)	(856)

Income before income taxes	969	1,737
Income tax expense	370	664

Net income	$599	1,073

See accompanying notes to consolidated financial statements.

3

MACRO INTERNATIONAL, INC.

Consolidated Statements of Changes in Net Parent Investment in Macro International, Inc.

Three months ended March 31, 2009 and 2008

(Unaudited)

(In thousands)

	Retained earnings	Net transactions with Parent	Net Parent investment
Balances, December 31, 2007	$3,058	33,986	37,044
Net income	1,073	—	1,073
Net transactions with Parent	—	(289)	(289)

Balances, March 31, 2008	4,131	33,697	37,828

Balances, December 31, 2008	$7,131	25,342	32,473
Net income	599	—	599
Net transactions with Parent	—	876	876

Balances, March 31, 2009	7,730	26,218	33,948

See accompanying notes to consolidated financial statements.

4

MACRO INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

Three months ended March 31, 2009 and 2008

(Unaudited)

	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$599	1,073
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of operating assets	738	738
Amortization of intangible assets	1,165	1,165
Deferred income taxes	(519)	(454)
Interest expense	872	873
Adjustments to cash flows due to changes in assets and liabilities:
Trade accounts receivable	(1,092)	(2,364)
Prepaid expenses and other assets	(18)	(314)
Accounts payable	(517)	1,202
Accrued expenses and other liabilities	(1,014)	(316)
Deferred revenue	(636)	(1,011)

Net cash (used in) provided by operating activities	(422)	592

Cash flows used in investing activities—purchases of property and equipment	(506)	(316)

Cash flows provided by (used in) financing activities—net transactions with Parent	876	(289)

Net change in cash and cash equivalents	(52)	(13)
Cash and cash equivalents, beginning of period	127	134

Cash and cash equivalents, ending of period	$75	121

See accompanying notes to consolidated financial statements.

5

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

(1)	Description of Business

Macro International, Inc. (the Company) is a wholly owned subsidiary of Opinion Research Corporation (Opinion Research). Opinion Research is a wholly owned subsidiary of infoGROUP Inc. (the Parent). The Company is a provider of research and evaluation, management consulting, marketing and communications, and information technology services. These services are provided primarily to United States Government departments and agencies, nonprofits and state governments.

(2)	Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial information included therein. This financial data should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the years ended December 31, 2008 and 2007.

On March 27, 2009, the Company and Opinion Research entered into a Stock Purchase Agreement with ICF International, Inc. and ICF Consulting Group, Inc., a wholly owned subsidiary of ICF International, Inc. (collectively, ICF International), related to the sale of all the outstanding capital stock of the Company to ICF International. As of March 31, 2009 and 2008, the Company’s common stock consisted of 355 shares ($0.01 par) authorized, issued and outstanding. The sale was completed on March 31, 2009, and the accompanying consolidated interim financial statements do not contain any adjustments related to such transaction, except for certain operating expenses of approximately $500,000 directly associated with the sale.

The accompanying consolidated financial statements include the accounts of Macro International, Inc. and its wholly owned subsidiary, Social & Health Services, Ltd. (collectively, the Company) and are presented as if it was a stand-alone entity for the quarters ended March 31, 2009 and 2008. The balance sheets, statements of operations, and statements of changes in net Parent’s investment in Macro International, Inc. consist of account balances specifically related to the business of the Company, as identified by the Parent management. The net Parent investment in Macro International, Inc. within the equity section reflects the purchase price adjustments and intercompany transactions between the Company and Parent.

These financial statements include allocations of certain operating costs incurred by the Parent related to the business. The allocation methods are described below and the Company’s management believes such allocation methods are reasonable. The Company depends on the Parent for certain general and administrative services including treasury and cash management, and certain finance, accounting and management services. Certain Parent employees’ salaries and associated fringe benefit costs were allocated based upon the ratio of hours worked on behalf of the Company compared to each respective employee’s total hours worked. Salaries and fringe benefit costs for the Parent’s human resources, internal audit, and tax departments were also allocated to the Company based upon the ratio of the estimated hours worked on behalf of the Company compared to total hours worked. Additionally, certain Parent public company expenses and corporate insurance premiums were allocated to the Company using an average of the ratios of the Company’s payroll, operating revenue, and net book value of capital assets to the same items in total for the Parent and all of its divisions and subsidiaries.

Subsequent to separation from the Parent, the Company will perform these functions using its own resources or other services and will be responsible for the costs and expenses associated with the management of the Company.

(3)	Summary of Significant Accounting Policies

(a)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on specific identification. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are written off after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(Continued)

6

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

(b)	Property and Equipment

Property and equipment are stated at cost and are depreciated primarily using straight-line methods over the estimated useful lives of the assets.

Leasehold improvements	Lesser of useful life or term of the lease
Office furniture and equipment	5 to 7 years
Computer equipment	3 years

(c)	Goodwill

Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and intangible assets of the Company, which was pushed down to the Company from the Parent’s acquisition of Opinion Research in December 2006. Goodwill has an indefinite useful life and is not subject to amortization, but instead tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss has been incurred, in accordance with the requirements of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142).

(d)	Long-Lived Assets

In accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Intangible assets with estimable useful lives are stated at fair value at the time of purchase and are amortized using the straight-line method over the estimated useful lives of the assets, as follows:

Customer relationships	10 years
Trade name	12 years

(e)	Revenue Recognition

Services performed for the Company’s customers vary from contract to contract and are not uniformly performed over the term of the arrangement. Revenues under fixed-price contracts are recognized on a proportional performance basis. Performance is based on the ratio of costs incurred to total estimated costs where the costs incurred represent a reasonable surrogate for output measures of contract performance, including survey design, data collection, survey analysis and presentation of deliverables to the client. Progress on a contract is matched against project costs and costs to complete on a periodic basis. Provision for estimated contract losses, if any, is made in the period such losses are determined. Customers are obligated to pay as services are performed, and in the event that a client cancels the contract, the client is responsible for payment for services performed through the date of cancellation.

Revenues under cost-reimbursement contracts are recognized as costs are incurred. Applicable estimated profits are included in earnings in the proportion that incurred costs bear to total estimated

(Continued)

7

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

costs. Incentives, award fees or penalties related to performance are also considered in estimating revenues and profit rates based on actual and anticipated awards.

Revenues under time-and-materials contracts are recognized as costs are incurred.

Unbilled receivables are invoiced based upon the achievement of specific events as defined by each contract including deliverables, timetables and incurrence of certain costs. Unbilled receivables are classified as a current asset. Reimbursements of out-of-pocket expenses are included in net sales with corresponding costs incurred by the Company included in cost of goods and services.

(f)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes as of January 1, 2007, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FIN 48, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.

(g)	Accounts Payable

The Company classifies negative cash balances as a result of recently issued and outstanding checks within accounts payable in the consolidated balance sheet, and within accounts payable in operating activities in the consolidated statement of cash flows. The amount of the negative cash balance included in accounts payable as of March 31, 2009, and 2008 was $0.9 million and $2.0 million, respectively.

(h)	Contingencies

The Company’s Parent is involved in various legal proceedings. Management assesses the probability of loss for such contingencies and recognizes a liability when a loss is probable and estimable.

(i)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, deferred income taxes, certain accrued expenses, and proportional performance revenue recognition. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(Continued)

8

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

(4)	Property and Equipment

	March 31	March 31
	2009	2008
	(In thousands)
Buildings and improvements	$2,333	1,599
Computer Hardware and Software	6,619	5,491
Furniture and equipment	1,959	1,569

	10,911	8,659
Less accumulated depreciation and amortization:	5,270	2,304

Property and equipment, net	$5,641	6,355

(5)	Goodwill and Intangible Assets

Goodwill and intangible assets consist of the following:

	March 31
	2009			2008
	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
	(In thousands)
Goodwill	$40,768	—	40,768	40,800	—	40,800
Other intangible assets	—	—	—	—	—	—
Customer relationships	40,043	9,344	30,699	40,043	5,339	34,704
Trade names	7,868	1,530	6,338	7,868	874	6,994

Total intangibles	$88,679	10,874	77,805	88,711	6,213	82,498

The weighted average remaining amortization periods for intangible assets other than goodwill as of March 31, 2009 and 2008, respectively, are: customer relationships (7.7 and 8.7 years) and trade names (9.7 and 10.7 years).

Future amounts by calendar year for amortization of intangibles as of March 31, 2009 are as follows (in thousands):

2009	$3,493
2010	4,660
2011	4,660
2012	4,660
2013 and thereafter	19,562

(6)	Long-Term Debt

Long-term debt of the Company was $57.6 million and $54.2 million at March 31, 2009 and 2008, respectively. The long-term debt consists of an intercompany debt agreement between the Company and the Parent. The long-term debt bears interest at 7% per annum, resulting in annual interest expense of approximately $3.5 million. The original value of the note was $49.8 million. The note was forgiven by the Parent upon the final sale of the Company to ICF International (see Note 2).

(Continued)

9

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

(7)	Income Taxes

The components of the provision for income taxes were as follows for the three-month periods ended March 31, 2009 and 2008:

	2009	2008
	(In thousands)
Current:
Federal	$752	946
State	133	168

	885	1,114

Deferred:
Federal	(464)	(405)
State	(51)	(45)

	(515)	(450)

	$370	664

For the quarters ended March 31, 2009 and 2008, the Company had current income taxes payable of $885 thousand and $1.1 million, respectively. The Company’s income tax returns were filed by the Parent. All amounts payable from the Company have been recorded as amounts within the net transactions with Parent on the consolidated balance sheets.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes for the three-month periods ended March 31, 2009 and 2008 were as follows:

	2009	2008
	(In thousands)
Expected Federal income taxes at statutory rate of 34%	$329	591
State taxes, net of Federal effects	44	81
Other	(3)	(8)

	$370	664

(Continued)

10

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

The components of the deferred tax assets (liabilities) were as follows for the three-month periods ended March 31, 2009 and 2008:

	2009	2008
	(In thousands)
Deferred tax assets:
Self-insurance reserve	$237	177
Accrued rent	481	437
Accounts receivable	—	49
Accrued compensation	800	725
Professional fees	51	62
Depreciation	736	866

	2,305	2,316
Deferred tax liabilities
Accounts receivable retainage	(202)	(250)
Intangibles assets	(14,095)	(15,824)
Prepaid expense	(198)	(235)
Low income housing credit	(264)	(264)

	(14,759)	(16,573)

Deferred tax liabilities, net	$(12,454)	(14,257)

The Company has recognized deferred tax assets of approximately $2.3 million, with no valuation allowance as of March 31, 2009 and 2008. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback opportunities, and tax planning strategies in making this assessment.

The Company adopted the provisions of FIN 48 on January 1, 2007. There was no effect on the net Parent investment in Macro International, Inc. upon the Company’s adoption of FIN 48.

The statute of limitations related to the consolidated Federal income tax return is closed for all tax years up to and including 2004. The expiration of the statute of limitations related to the various state income tax returns that the Company and subsidiaries file, varies by state.

The Company’s policy is to recognize potential interest and penalties related to unrecognized tax benefits in income tax expense. For the quarters ended March 31, 2009 and 2008, there were no penalties and interest recognized as income tax expense.

(Continued)

11

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

(8)	Savings Plan

Employees who meet certain eligibility requirements can participate in the Macro International, Inc. 401(k)/Profit Sharing Plan. $0.8 million and $0.5 million were contributed to the plan for the quarters ending March 31, 2009 and 2008, respectively.

(9)	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at March 31, 2009 and 2008. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amounts shown in the following table are included in the consolidated balance sheets under the indicated captions.

	March 31
	2009		2008
	Carrying Amount	Fair value	Carrying Amount	Fair value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$75	75	121	121

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents – The carrying amounts approximate fair value because of the short maturity of those instruments.

(10)	Commitments and Contingencies

The Company leases office space under operating leases expiring at various dates through 2015. Certain of these leases contain renewal options. Rent expense on operating lease agreements was $1.5 million and $1.6 million for the quarters ended March 31, 2009 and 2008, respectively.

Following is a schedule of the future minimum non-cancellable lease payments as of March 31, 2009:

2009	$4,783
2010	6,073
2011	5,771
2012	5,540
2013	4,739
Thereafter	779

Total future minimum lease payments	$27,685

(11)	Restructuring Charges

The Company recorded restructuring charges during for the first quarters ending March 31, 2009 and 2008 of $33 thousand and $41 thousand, respectively, which are included within selling, general and administrative expenses on the consolidated statements of operations.

(Continued)

12

MACRO INTERNATIONAL, INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

March 31, 2009 and 2008

The following table summarizes activity related to the restructuring charges recorded by the Company for the quarters ended March 31, 2009 and 2008, including both the restructuring accrual balances and those costs expensed and paid within the same period:

	December 31, 2007 beginning accrual	Amounts expensed	Amounts from acquisitions	Amounts paid	March 31, 2008 ending accrual
Employee separation costs	$—	41	—	41	—

	December 31, 2008 beginning accrual	Amounts expensed	Amounts from acquisitions	Amounts paid	March 31, 2009 ending accrual
Employee separation costs	$—	33	—	33	—

13